Exhibit 10.21

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated March 9, 2006, is made by and between Serena Software, Inc., a Delaware corporation (the “Company”), and Robert I. Pender, Jr. (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive is willing to serve in the employ of the Company upon the terms and conditions provided in this Agreement;

WHEREAS, in contemplation of the merger of Spyglass Merger Corp. with and into the Company as detailed in that certain Agreement and Plan of Merger dated November 11, 2005 (the “Merger Agreement”), the Executive and the Company desire to enter into this Agreement effective as of the “Closing Date” (as defined in the Merger Agreement); and

WHEREAS, in the event that the “Closing” (as defined in the Merger Agreement) fails to occur, this agreement shall be void ab initio.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for the period commencing on the Closing Date and continuing for an indefinite term (such period, the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement.

2. Position.

a. During the Employment Term, Executive shall serve as the Company’s Senior Vice President, Finance and Administration and Chief Financial Officer. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Company’s President and Chief Executive Officer.

b. During the Employment Term, Executive will devote Executive’s full business time and commercially reasonable best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board of Directors of the Company (the “Board”); provided that nothing herein shall preclude Executive (i) subject to the prior approval of the Board, from accepting appointment to or from continuing to serve on any board of directors or trustees of any business corporation or any charitable organization, or (ii) managing his personal investments and affairs; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9 of this Agreement.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $290,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases (but not decreases) in Executive’s base salary, if any, as may be determined on an annual basis in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Bonus Opportunity. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual performance bonus of up to 100% of Executive’s Base Salary (the “Target Bonus”) based upon the achievement of performance targets established by the Board. The Target Bonus, and the performance targets, will be divided into quarterly targets and corresponding quarterly performance awards. Each quarterly award shall be earned only with respect to the corresponding quarter in which the target was achieved. No quarterly bonus award will be earned for any quarter in which the quarterly target is not achieved; however, any quarterly award not earned in such quarter may be earned upon the achievement of either cumulative quarterly performance targets for that year to date, or that year’s annual performance target. The Company and Executive intend that, in general, each quarterly award that is earned hereunder will be paid promptly following the determination as to whether (and to what extent) the applicable quarterly performance targets were achieved, which it is currently anticipated will occur approximately one month following the end of the applicable calendar quarter. In all cases, any earned bonus will be paid to Executive not later than two and one-half (2 1/2) months after the end of the applicable fiscal year in which it was earned.

5. Equity Arrangements. Effective as of the Closing Date, Executive will be granted a non-statutory stock option to purchase 595,000 shares of the Company’s common stock (the “Time Option”) and an additional non-statutory stock option to purchase 1,105,000 shares of the Company’s common stock (the “Performance Option”) pursuant to the terms of the Company’s 2006 Stock Incentive Plan (the “Plan”), except as may otherwise be provided herein, and the stock option award agreements in the forms substantially similar to Exhibits A1 and A2 attached hereto. Both the Time Option and the Performance Option shall have a per share exercise price of $5.00 and a maximum term of ten years. The Time Option will vest as to 25% of the total number of shares subject to the Time Option on the 12 month anniversary of the Closing Date, and as to 1/48th of the total number of shares subject to the Time Option each month thereafter, so that the award is fully vested on the fourth anniversary of the Closing Date, subject to Executive’s continuous service during that time.

6. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company. Executive shall be eligible to accrue up to 20 days of paid vacation per calendar year, pro-rated for partial years of service, in accordance with the Company’s policy on accrual and use applicable to senior executives.

7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies and practices that are no less favorable in scope and terms than those in existence immediately prior to the Closing Date.

8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a. By the Company For Cause, By Executive’s Resignation Without Good Reason or Upon Death or Disability.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or as a result of Executive’s Disability (as defined below), and shall terminate automatically upon Executive’s death or his resignation without Good Reason (as defined in Section 8(b)).

(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s willful and continued failure to perform his material duties with respect to the Company or its affiliates, which continues beyond 10 business days after a written demand for substantial performance specifying such failure(s) is received by Executive from the Company (the “Cure Period”); (B) Executive’s willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.L.C. (collectively, “SLP”) (taking into account their respective affiliates); (C) Executive’s conviction for, or a plea of nolo contendre to, the commission of a felony; or (D) Executive’s material breach (other than a breach that is immaterial and non-recurring) of the covenants in this Agreement that causes a demonstrable injury, monetarily or otherwise, to the Company, SLP or their respective affiliates.

(iii) For purposes of this Agreement, “Disability” shall mean a disability under Section 409A(a)(2)(C)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing in accordance with Section 409A of the Code to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(iv) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) an amount representing any accrued, but unused vacation;

(C) any Target Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal quarter, paid in accordance with Section 4;

(D) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive, in each case, in accordance with

Company policy on or prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(E) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company, including, but not limited to, the Plan (the amounts described in clauses (A) through (E) hereof, reduced by any amounts owed to the Company by Executive, being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause, or on account of Executive’s Disability, upon Executive’s death, or by Executive without Good Reason, Executive shall have no further rights to any compensation or any other benefits under this Agreement except as set forth in this Section 8(a)(iv).

b. By the Company Without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii) For purposes of this Agreement, “Good Reason” shall mean (A) any reduction in Executive’s Base Salary or the Executive’s Target Bonus (other than a general reduction, not to exceed 10%, in Base Salary or Target Bonus that affects all members of senior management equally); (B) any of (X) a substantial reduction in Executive’s duties, responsibilities or title of Senior Vice President, Finance and Administration and Chief Financial Officer or (Y) the assignment of any duties or responsibilities that are materially inconsistent with Executive’s position as Senior Vice President, Finance and Administration and Chief Financial Officer (provided, however, that neither of (I) a change in Executive’s title or reporting relationships, nor (II) an adjustment in the nature of Executive’s duties and responsibilities that in either case does not remove from him the authority to manage the finance and administration functions related to substantially all of the products and services offered by the Company immediately prior to such change or adjustment, and, in either case following a merger, consolidation, tender offer, or other purchase or sale of a business that involves the Company, shall constitute “Good Reason”); (C) a transfer of Executive’s primary workplace by more than thirty-five (35) miles from his primary workplace as of the Closing Date; or (D) the failure of any successor to the business of the Company to assume the Company’s obligations under this Agreement or any other employment agreement with Executive; provided, however, that Executive’s written agreement to any of the above shall cause the event not to constitute “Good Reason”; provided, further, that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(iii) If Executive’s employment is terminated by the Company without Cause (and other than by reason of death or Disability) or if Executive resigns for Good Reason, in either case other than in the one month period prior to, or the 13 month period following a Change in Control (as defined below), Executive shall be entitled to receive:

(A) the Accrued Rights; and

(B) subject to Executive’s (i) delivery of a valid and irrevocable general release of all claims against the Company, SLP and their respective affiliates (to the extent SLP or its affiliates remain stockholders of the Company at such time) (collectively, the “Company Group”), in the form attached hereto as Exhibit B (the “General Release”), and (ii) continued compliance, in all material respects, with the restrictive covenants set forth in Sections 9 and 10 below):

(1) continued payment of the Base Salary in accordance with the Company’s normal payroll practices for a period of 24 months following the date of such termination;

(2) subject to (I) Executive’s timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”) and any state or local law of similar effect, and (II) Executive’s continued co-payment of premiums in the same amount as Executive paid immediately prior to termination, continued participation (to the extent permitted under applicable law and the terms of such plan) for Executive and his then-eligible dependents in the Company’s group health plan in which they were participating at the time of termination for the first 24 months following termination at the Company’s expense. The parties understand and agree that if continued health care coverage cannot be provided under COBRA or state or local laws of similar effect beyond the end of the 18th month following the termination of Executive’s employment, then such health care coverage will be provided on the terms described in this subsection (2) under a comparable health plan; and

(3) the vesting of the Time Option shall be accelerated such that Executive will be vested in, and the Time Option will be exercisable as to, that number of shares that would have been vested and exercisable on the six (6) month anniversary of the termination of Executive’s employment.

The aggregate amount described in this Section 8(b)(iii)(B) shall be reduced by the present value of any other severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates. Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause or Resignation by Executive for Good Reason in Connection With a Change in Control.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason, in either case within one month prior to, or within 13 months following, the consummation of a Change in Control.

(ii) For purposes of this Agreement, “Change in Control” shall mean (A) the sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in the Securities Exchange Act of 1934, as amended), other than Silver Lake Partners II, LP (“SLP II”), any investment fund that is an affiliate (as defined under the rules promulgated under the Securities Act of 1933, as amended) of SLP II (collectively with SLP II, the “SLP Funds”) or a controlled affiliate of the SLP Funds; (B) any person or group, other than the SLP Funds or a controlled affiliate of the SLP Funds, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company or which is a successor to all or substantially all of the assets of the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or (C) a merger, consolidation or similar transaction involving the Company with another person which is not the SLP Funds or a controlled affiliate of the SLP Funds, if the stockholders of the common stock of the Company immediately prior to such transaction do not own a majority of the outstanding common stock of the surviving company or its parent immediately after the transaction in substantially the same proportions relative to each other as immediately prior to such transaction; if and only if any such event listed in (A)-(C) above results in the inability of SLP to elect a majority of the Board of the Company or the resulting successor or controlling entity.

(iii) If Executive’s employment is terminated by the Company without Cause (and other than by reason of death or Disability) or if Executive resigns for Good Reason, in either case in the one month period prior to or the 13 month period following the consummation of a Change in Control, Executive shall be entitled to receive:

(A) the Accrued Rights; and

(B) subject to Executive’s (i) delivery of a valid and irrevocable General Release, and (ii) continued compliance, in all material respects, with the restrictive covenants set forth in Sections 9 and 10 below:

(1) continued payment of the Base Salary in accordance with the Company’s normal payroll practices for a period of 24 months following the date of such termination;

(2) continued payment of quarterly installments of the Target Bonus in accordance with the Company’s normal payroll practices for a period of 24 months following the date of such termination;

(3) a pro-rata payment of any Target Bonus that would have been earned in the quarter or year in which the termination of employment occurs, determined based on actual satisfaction of performance goals for such performance period, and pro-rated based on days served in that quarter or year (as applicable), with payment of such amounts made at the time that the Company would ordinarily have paid out such bonus payments for the applicable performance period; and

(4) subject to (I) Executive’s timely election of continuation coverage under COBRA and any state or local law of similar effect, and (II) Executive’s continued co-payment of premiums in the same amount as Executive paid immediately prior to termination, continued participation (to the extent permitted under applicable law and the terms of such plan) for Executive and his then-eligible dependents in the Company’s group health plan in which they were participating at the time of termination for the first 24 months following termination at the Company’s expense. The parties understand and agree that if continued health care coverage cannot be provided under COBRA or state or local laws of similar effect beyond the end of the 18th month following the termination of Executive’s employment, then such health care coverage will be provided on the terms described in this subsection (2) under a comparable health plan.

The aggregate amount described in this Section 8(c)(iii)(B) shall be reduced by the present value of any other severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates. Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. No Mitigation or Offset. Notwithstanding anything herein to the contrary, the amount of any payment or benefit provided for in Section 8(b) or Section 8(c) shall not be reduced, offset or subject to recovery by the Company or any of its subsidiaries or affiliates by reason of any compensation earned by Executive as the result of employment by another employer after Executive’s employment with the Company terminates for any reason. In addition, Executive shall be under no obligation to seek other employment or to take any other actions to mitigate the amounts payable under Section 8(b) or Section 8(c) hereof.

e. Section 4999.

(i) Prior to an initial public offering of the Company’s common stock, in order to allow Executive to avoid the 20% excise tax imposed under Section 4999 of the Code, Executive and the Company and SLP shall use commercially reasonable best efforts to obtain stockholder approval in accordance with the terms of Section 280G(b)(5) of the Code in connection with any “change in the ownership or effective control” of the Company or any “change in the ownership of a substantial portion of the assets” of the Company (each as defined under Section 280G of the Code).

(ii) In the event that, notwithstanding the actions taken pursuant to Section 8(e)(i), any amounts payable under this Agreement or otherwise to Executive would (1) constitute “parachute payments” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (2) but for this Section 8(e)(ii) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (“Excise Tax”), then such amounts payable to Executive hereunder shall be either:

(A) provided to Executive in full, or

(B) provided to Executive as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8(e)(ii) shall be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in benefits hereunder, Executive shall be given the choice of which benefits to reduce. If Executive does not provide written identification to the Company of which benefits he chooses to reduce within ten (10) days of his receipt of the Accountants’ determination, and Executive has not disputed the Accountants’ determination, then the Company shall select the benefits to be reduced. For purposes of making the calculations required by this Section 8(e)(ii), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8(e)(ii). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8(e)(ii).

If, notwithstanding any reduction described in this Section 8(e)(ii), the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of amounts payable under this Agreement or otherwise as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the “Repayment Amount”. The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

Notwithstanding any other provision of this Section 8(e)(ii), if (1) there is a reduction in the payment of benefits as described in this Section 8(e)(ii), (2) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (3) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits which were reduced pursuant to this Section 8(e)(ii) as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of benefits are maximized.

f. Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from all positions he holds with the Company Group.

9. Non-Competition; No Raid.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates. Accordingly, during the Employment Term and, for a period of 24 months following the date Executive ceases to be employed by the Company for any reason (the “Restricted Period”), Executive will not, without the prior written consent of the Company, directly or indirectly (including on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”)):

(1) solicit or assist in soliciting in competition with the Company Group, the business of any client or prospective client:

(i)	with whom Executive had personal contact or dealings on behalf of the Company Group during the one year period preceding Executive’s termination of employment; or

(ii)	for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(2) engage in any of the following activities that are competitive with the Company Group:

(i)	engaging in any business that competes with the business of the Company Group (including, without limitation, businesses which the Company Group has specific plans to conduct in the future and as to which Executive is aware of such planning) in any geographical area that is within 100 miles of any geographical area where the Company Group manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”);

(ii)	entering the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)	acquiring a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)	soliciting or encouraging any customer, client, supplier, partner, member or investor of the Company Group to terminate, reduce or otherwise limit its business relationship with the Company Group.

(3) solicit or encourage any employee of the Company Group to leave the employment of the Company Group.

(4) hire any employee of the Company Group who was employed by the Company Group as of the date of Executive’s termination of employment with the Company or who left the employment of the Company Group coincident with, or within one year prior to, the termination of Executive’s employment with the Company.

(5) solicit or encourage any consultant then under contract with the Company Group to cease to work with the Company Group.

b. Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

c. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10. Confidentiality; Intellectual Property. As a condition to his employment with the Company, Executive shall execute and comply with the Company’s standard form of Confidential Information and Invention Assignment Agreement (Rev. 02/01/2003).

11. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12. Miscellaneous.

a. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate state court in Santa Clara, California. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

b. Expenses. In the event of any dispute between the Company and Executive as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party any and all of such prevailing party’s costs and expenses incurred in connection with any such dispute, including reasonable attorneys’ fees.

c. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. In the event that the Closing fails to occur, this Agreement shall be void ab initio

d. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

e. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

f. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive; except to the extent permitted by the Company in writing. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity.

g. Set Off. The Company’s obligation to pay Executive the amounts provided for in Section 8 hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

h. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without the imposition of any accelerated or additional tax) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will avoid such acceleration or additional tax, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax and that preserves, to the greatest extent possible, the value of such payment or other benefits. In the event that payments under this Agreement are deferred pursuant to this Section 12(g) in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified in this Section 12(g) with interest at a per annum rate equal to the prime rate (as reported in the Wall Street Journal for the date that the payments first become deferred pursuant to the operation of the previous sentence) plus 1%. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 12(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

i. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, assigns, agents, affiliates, heirs, distributees, devisees and legatees.

j. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Serena Software, Inc.

2755 Campus Drive, 3rd Floor

San Mateo, CA 94403

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

k. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

l. Prior Agreements This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates including, without limitation, the Management Retention Agreement dated April 24, 2003 (collectively, the “Prior Agreements”).

m. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided that the Company reimburses Executive for any costs or expenses reasonably incurred in connection with such cooperation. This provision shall survive any termination of this Agreement.

n. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

o. Legal Fees. The Company shall reimburse Executive for all reasonable legal fees and costs incurred in connection with the negotiation and initial execution of this Agreement, its exhibits and attachments, and any other agreements contemplated hereby.

p. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SERENA SOFTWARE, INC.		ROBERT I. PENDER, JR.

/s/ MARK E. WOODWARD		/s/ ROBERT I. PENDER, JR.
By:	Mark E. Woodward
Title:	President, Chief Executive Officer

Exhibit B

Form of General Release

This General Release (“Release”) is entered into as of                      (the “Execution Date”), by and between                      (“Executive”) and Serena Software, Inc., a Delaware corporation, and its successors and assigns (the “Company”). Executive and the Company are sometimes collectively referred to as the “Parties”.

1.	Executive’s employment with the Company is terminated effective (hereinafter “Termination Date”).

2.	In consideration for Executive’s execution of this Release and Executive’s promises and covenants contained herein and in that certain Employment Agreement, dated February [ ], 2006, between the Company and Executive (the “Employment Agreement”), the Company agrees to deliver to Executive those payments and benefits set forth in Section 8 of the Employment Agreement, on the terms and conditions described therein, after Executive executes this Release and does not revoke it as permitted in paragraph 9 below, the expiration of such revocation period being the “Effective Date”.

3.	Executive and Executive’s agents and assigns (collectively, the “Releasors”) hereby waive, release and forever discharge the Company and its predecessors, subsidiaries and affiliates, (ii) Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.L.C. and their respective affiliates and their respective officers, directors, stockholders, agents, attorneys, employees, successors or assigns (collectively, the “Releasees”) of and from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever (including attorneys’ fees, costs and disbursements actually incurred), in law or equity, whether known or unknown, suspected or unsuspected, of every kind and nature whatsoever, which may now exist or which may later arise, including without limitation under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Fair Labor Standards Act, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans With Disabilities Act; the Employee Retirement Income Security Act of 1974, as amended; the Immigration Reform and Control Act, as amended; the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the California Fair Employment and Housing Act, as amended; the California Family Rights Act, as amended; and all other federal, state and local laws, statutes, rules or regulations of any type or description, including contract law, tort law, civil rights laws, public policy or common law, which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees or any of them for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, except as otherwise provided in this Agreement.

4.	Executive acknowledges that there may exist claims or facts in addition to or different from those which are now known or believed by the Parties to exist and Executive agrees that it is Executive’s intention to fully settle and release such claims, whether known or unknown, that may exist as of the date of this agreement. Executive therefore waives his rights under Section 1542 of the Civil Code of California, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive acknowledges he has read this Release, including the waiver of California Civil Code section 1542. Executive further acknowledges he has been specifically advised to consult an attorney about the Release and specifically about the waiver of section 1542, and that he understands the Release and the section 1542 waiver, and so freely and knowingly enters into this Release. Executive understands he may later discover facts different from or in addition to those known or now believed to be true with respect to the matters released or described in this Release. Executive agrees that the release and agreements contained in this Release shall be and will remain effective in all respects notwithstanding any later discovery of any such different or additional facts. Executive hereby assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies described in this Release or with regard to any facts which are now unknown to him.

5.	Notwithstanding anything to the contrary set forth in paragraph 3, the Releasors do not waive, release or discharge the Releasees from (i) any claims regarding any payments or benefits due to Executive in connection with his execution of this Release pursuant to paragraph 2, (ii) Executive’s rights to indemnification from the Company whether pursuant to a prior agreement, the Company’s bylaws, applicable law or otherwise, (iii) any claim which the Releasors may have as the beneficial owner of securities of the Company, (iv) any obligations or accrued rights that Executive may have pursuant to the terms of that certain Management Stockholders Agreement, dated as of , 2006, by and among the Company, Executive and the other parties named therein, (v) any claim which may arise in the future from events or actions occurring after the date that Executive executes this Release, or (vi) any Accrued Rights (as defined in the Employment Agreement), including any rights to receive any accrued benefits under the Company’s employee benefit plans, in accordance with their terms.

6.	Executive hereby represents that Executive has not filed or commenced any proceeding against any of the Releasees regarding the claims and matters discussed in paragraph 3, and hereby covenants and agrees not to file or commence any proceeding against any of the Releasees with respect to, or in any way connected with, Executive’s employment with the Company or the termination thereof, or otherwise regarding the claims and matters discussed in paragraph 3, in each case, arising on or prior to the date of execution of this Release. Executive also agrees that if Executive breaches these representations or covenants, then Executive authorizes the Releasees to, and each shall have the right to, cause any such proceeding to be dismissed on the grounds that Executive has completely released and waived such proceeding.

7.	Executive warrants that no promise or inducement has been offered for this Release other than as set forth herein and that this Release is executed without reliance upon any other promises or representations, oral or written. Any modification of this Release must be made in writing and be signed by Executive and the Company.

8.	If any provision of this Release or compliance by Executive or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Release, which provisions will remain binding on both Executive and the Company. This Release is governed by, and construed and interpreted in accordance with the laws of the State of California, without regard to principles of conflicts of law. Executive consents to venue and personal jurisdiction in the State of California for disputes arising under this Release. This Release represents the entire understanding with the Parties with respect to subject matter herein, no oral representations have been made or relied upon by the Parties.

9.	Executive specifically agrees and acknowledges that: (i) he has read and understands the terms of this Release; (ii) he has hereby been advised by the Company to consult with an attorney prior to executing this Release; (iii) the Company has given him a period of up to twenty–one (21) days within which to consider this Release, which period shall be waived by Executive’s voluntary execution prior to the expiration of the twenty–one day period; and (iv) following his execution of this Release he has seven (7) days in which to revoke his release as set forth in this paragraph 9 only and that, if he chooses not to so revoke, the Release shall then become effective and enforceable and the payment listed above shall then be made to Executive in accordance with the terms of this Release. To cancel this Release, Executive understands that he must give a written revocation to the General Counsel of the Company at 2755 Campus Drive, 3rd Floor, San Mateo, CA 94403, either by hand delivery or certified mail within the seven–day period. If he rescinds the Release, it will not become effective or enforceable and he will not be entitled to any benefits from the Company.

10.	No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement, shall be deemed or constructed to be: (i) an admission of the truth or falsity of any claims heretofore made; or (ii) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

11.	Each of the Released Parties, other than the Company, are intended third party beneficiaries of this Release.

ACCEPTED AND AGREED TO:

SERENA SOFTWARE, INC.	ROBERT I. PENDER, JR.

By:
Title: